Exhibit 5.1
December 17, 2010
Board of Directors
Rentech, Inc.
10877 Wilshire Blvd., Suite 600
Los Angeles, CA 90024

Re:	Rentech, Inc.
Registration Statement on Form S-8
Gentlemen:
          We have acted as special Colorado counsel for Rentech, Inc., a Colorado corporation (“Rentech”). We are furnishing this opinion at your request in connection with the filing by Rentech of a Registration Statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) covering the registration of 350,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”), for issuance under the Rentech, Inc. Restricted Stock Unit Award to Tom Samson (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Shares.
          In connection with this opinion, we have examined the Registration Statement, Rentech’s Amended and Restated Articles of Incorporation, Rentech’s bylaws, the Plan and such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have relied upon the foregoing and upon certificates and other assurances of officers of Rentech and others as to factual matters without having independently verified such factual matters.
          In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures on original documents; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted to us as copies; and (v) the accuracy, completeness and authenticity of certificates of public officials; and (vi) the due authorization, execution and delivery of all documents by parties other than Rentech.
          We are opining herein as to the Colorado Business Corporation Act, as amended, the applicable provisions of the Colorado Constitution and any reported judicial decisions interpreting these laws. We express no opinion with respect to the applicability thereto, or the
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December 17, 2010 Page 2
effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.
          Subject to the foregoing and the other matters set forth herein, we are of the opinion that the Shares have been duly authorized for issuance pursuant to the Plan and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.
          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.
Very truly yours,
/s/ Holland & Hart LLP